UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 7, 2008

Matrix Service Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15461	73-1352174
(Commission File Number)	(IRS Employer Identification No.)

10701 E. Ute Street Tulsa, Oklahoma	74116
(Address of Principal Executive Offices)	(Zip Code)

918-838-8822

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On April 8, 2008, Matrix Service Company (the “Company”) issued a press release announcing the appointment of Thomas E. Long, as Vice President and Chief Financial Officer of the Company, to be effective in early May 2008. Mr. Long most recently served as Vice President and CFO of DCP Midstream Partners, LP, where he was responsible for all financial aspects of this publicly traded natural gas and natural gas liquids midstream business since its formation in December 2005. From 2004 to 2005, Mr. Long served as Executive Vice President of National Methanol Company, a Duke Energy Corporation chemical joint venture in Saudi Arabia. From 2000 to 2004, Mr. Long served as Vice President and Treasurer of Duke Energy Field Services. Prior to 2000, Mr. Long served in several executive positions with subsidiaries of Duke Energy Corporation and PanEnergy Corporation. Mr. Long graduated from Lamar University with a Bachelor of Accounting degree. Mr. Long is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Mr. Long will receive an annual base salary of $300,000. For fiscal year 2008, Mr. Long will not participate in the Executive Incentive Plan (the “Plan”), but he will participate in the “Plan” beginning with the 2009 fiscal year, according to terms of the Plan, under which he will be eligible for a target bonus equal to 50% of his base salary with a maximum opportunity of 75% of base salary. Mr. Long will receive a sign-on bonus of $100,000. On the date that Mr. Long joins the Company, he will receive an award of restricted stock with a value of $850,000, of which approximately 50% will vest after completion of one year of employment and the remainder will vest in equal installments over the subsequent four year period. Mr. Long will enter into a Change of Control and Severance Agreement when his employment begins.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed or furnished herewith:

Exhibit No.	Description
99	Press Release dated April 7, 2008, announcing a new Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: April 8, 2008	By:	/s/ Kevin S. Cavanah
Kevin S. Cavanah
Vice President – Accounting & Financial Reporting and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated April 7, 2008, announcing a new Vice President and Chief Financial Officer